Exhibit 99.1

On May 15, 2006, BRE Properties, INC. announced its board of directors approved regular common and preferred stock dividends for the quarter ending June 30, 2006. All common and preferred dividends will be payable on Friday, June 30, 2006 to shareholders of record on Thursday, June 15, 2006.

The quarterly common dividend payment of $0.5125 is equivalent to $2.05 per common share on an annualized basis, and represents a yield of approximately 4.0% on Friday’s closing price of $51.80 per share. BRE has paid uninterrupted quarterly dividends to shareholders since the company’s founding in 1970.

The 8.08% Series B preferred dividend is $0.505 per share; the 6.75% Series C preferred dividend is $0.421875 per share; and the 6.75% Series D preferred dividend is $0.421875 per share.

About BRE

BRE PROPERTIES — a real estate investment trust — develops, acquires and manages apartment communities convenient to its residents’ work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 77 apartment communities totaling 21,770 units in California, Arizona and Washington. The company has 11 other properties in various stages of development and construction, totaling 2,899 units, and joint venture interests in nine additional apartment communities, totaling 2,672 units.